Exhibit 99.1

Rosetta Stone Inc. Reports Third Quarter 2017 Results

Strong performance at Lexia increases Literacy segment to record high $11 million in revenue, 24% of total revenue

ARLINGTON, VA — November 2, 2017 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the third quarter ended September 30, 2017. Revenue totaled $46.2 million, down 5% from $48.7 million in the year-ago period. The third quarter net loss improved to $3.2 million, or $(0.14) per diluted share, which included pre-tax charges of $1.9 million for inventory obsolescence (in cost of product revenue) associated with the switch from packaged perpetual products to subscription-based offerings and restructuring charges totaling $0.2 million. In the year-ago period, the Company had a net loss of $5.5 million, or $(0.25) per diluted share, which included pre-tax charges of $1.0 million (non-cash) for impairment and restructuring charges of $0.2 million.
Third Quarter 2017 Overview

•
Revenue at Lexia, the Company’s Literacy segment, grew 26% year-over-year to a record high $11.0 million. Adjusting for the impact of purchase accounting, third quarter 2017 revenue at Lexia was $11.4 million and the revenue growth rate was 17% year-over-year. Revenue growth was driven in part by a 39% year-over-year increase in third quarter sales.

•
Total operating expenses decreased 12% year-over-year, reflecting a 13% reduction in sales and marketing expense and a 9% reduction in general and administrative expense. The year-over-year improvement marked the Company's 11th consecutive quarter of lower operating expenses. Total operating expenses of $39.1 million in the third quarter 2017 included restructuring charges of $0.2 million and total operating expenses of $44.5 million in the year-ago period included a $1.0 million (non-cash) impairment charge and restructuring charges of $0.2 million.

•
The Company had zero debt outstanding and ended the quarter with cash and cash equivalents of $40.1 million at September 30, 2017. Compared to June 30, 2017, cash and cash equivalents increased $13.8 million, reflecting the continued growth in the mix of education marketplace sales, which are seasonally strongest in the third quarter.

“The third quarter marked another important step on our path toward future growth and leveraging the Company's greatly reduced cost structure to improve bottom-line results. Lexia had a great quarter with sales up 39% year-over-year in the important back to school period. Lexia now accounts for nearly one-quarter of total revenue, up from 18% in the year-ago period and up from less than 5% of the mix in the same period of 2014,” said John Hass, Chairman, President and Chief Executive Officer. “In addition, we continue to build momentum as we work to complete the transformation of the Company to a SaaS-business with the transition of our Consumer Language retail channel partners to subscription-based products. On a year-to-date basis, these efforts have successfully reduced non-recurring product-based sales to less than 15% of the Company's total revenue mix."
Third Quarter 2017 Review
Revenue: Total revenue decreased $2.5 million year-over-year to $46.2 million in the third quarter 2017, reflecting declines in the Company's Language segments. Revenue at Lexia grew 26% year-over-year to a record high $11.0 million, driven in part by a 39% year-over-year increase in third quarter sales. The revenue growth rate includes the benefit of purchase accounting impacts on acquired deferred revenue, as noted above.
Enterprise & Education ("E&E") Language segment revenue decreased $1.8 million or 10% year-over-year to $16.5 million in the third quarter 2017. The majority of the decline reflected the Company's strategic decision to exit certain geographies and customer lines on a direct sales basis and reduce overall selling expense, which was part of the E&E Language restructuring announced in March 2016. E&E Language revenue from continuing geographies declined $0.8 million or 5% year-over-year.
Consumer segment revenue decreased $2.9 million or 14% year-over-year to $18.6 million in the third quarter. The decline was due to a $5.5 million reduction in product revenue, reflecting both the shift to SaaS-based revenue in the DTC channel and lower unit sales in the retail channel as our partners prepared for the conversion to sell the Company's subscription-based offerings starting in the fourth quarter of 2017. The Company expects to complete the retail channel conversion during the first half of 2018. Subscription and service revenue increased $2.6 million or 19%, reflecting a record high 384,000 paid subscribers, up 100,000 or 35% year-over-year. The migration to a SaaS-based model in the Consumer segment has enabled the Company to offer an increased mix of lower-cost, shorter initial duration subscriptions; subscriptions with a duration of one year or less totaled 59% of the subscription unit mix sold in the third quarter 2017, up from 24% in the same quarter last year.
US$ thousands, except for percentages

	Three Months Ended September 30,
	2017	Mix %	2016	Mix %	% change
Revenue from:
Literacy	$11,028	24%	$8,786	18%	26%
E&E Language	16,529	36%	18,336	38%	(10)%
Consumer	18,649	40%	21,571	44%	(14)%
Total	$46,206	100%	$48,693	100%	(5)%
Net Loss: In the third quarter of 2017 the Company reported a net loss of $3.2 million or $(0.14) per diluted share, which included pre-tax charges of $1.9 million for inventory obsolescence, included in cost of product revenue, associated with the switch from packaged perpetual products to subscription-based offerings in the Consumer retail channel and restructuring charges of $0.2 million. In the comparable period a year ago, the Company incurred a net loss of $5.5 million or $(0.25) per diluted share, which included pre-tax charges of $1.0 million for impairment (non-cash) and $0.2 million for restructuring.

Total operating expenses decreased $5.4 million or 12% year-over-year to $39.1 million in the third quarter 2017. Net of a $1.0 million (non-cash) impairment charge related to capitalized software in the third quarter 2016 and restructuring expenses of $0.2 million in both the third quarter 2016 and the third quarter 2017, total selling, administrative and research expenses decreased $4.3 million or 10% year-over-year.

Balance Sheet: As of September 30, 2017, the Company had zero debt and a cash and cash equivalents balance of $40.1 million, which included a $1.5 million receipt from SOURCENEXT in the third quarter 2017. On a year-to-date basis, a total of $13.0 million has been received from SOURCENEXT for the previously announced strategic partnership agreement in Japan.

Deferred revenue increased to a record high $150.9 million at September 30, 2017, up $16.3 million sequentially and up $9.4 million compared to $141.5 million at December 31, 2016. The balance includes $12.6 million from the SOURCENEXT transaction, which is substantially long-term. Short-term deferred revenue of $113.9 million at September 30, 2017, or approximately 76% of the total balance, will be recognized as revenue over the next 12 months.

Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $13.8 million in the third quarter 2017, up $11.0 million compared to $2.8 million in the third quarter 2016. Third quarter 2017 free cash flow was also up $27.3 million sequentially compared to negative $13.5 million in the second quarter 2017, in part due to the seasonality of our business. The year-over-year improvement in free cash flow reflects the Company's lower net loss, plus favorable changes in working capital and a 5% reduction in capital expenditures. The Company's capital expenditures primarily relate to capitalized labor on product and IT projects.

Adjusted EBITDA, a non-GAAP financial measure, improved to $2.7 million in the third quarter, compared to $2.4 million in the year-ago period. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation during the second half of the year. With the continued growth at Lexia and the increasing mix of sales from the education marketplace, which is seasonally strongest in the third quarter, it is expected that the majority of the Company's second half positive cash flow will be generated in the third quarter.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2017 outlook. Investors may dial into the live conference call using 1-778-331-2160 (toll / international) or 1-855-327-6837 (toll-free). A live webcast will also be available on the Investor Relations page of the Company's website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on November 9. Investors may dial into the replay using 1-412-317-6671 and passcode 10003711.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings (or "sales"), and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2016, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings (or "Sales") represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and Enterprise & Education Language segments.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$40,147	$36,195
Restricted cash	49	402
Accounts receivable (net of allowance for doubtful accounts of $617 and $1,072, at September 30, 2017 and December 31, 2016, respectively)	29,801	31,788
Inventory	4,194	6,767
Deferred sales commissions	14,443	14,085
Prepaid expenses and other current assets	4,870	3,813
Total current assets	93,504	93,050
Deferred sales commissions	3,498	4,143
Property and equipment, net	28,822	24,795
Goodwill	49,654	48,251
Intangible assets, net	20,138	22,753
Other assets	1,142	1,318
Total assets	$196,758	$194,310
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$8,661	$10,684
Accrued compensation	11,313	10,777
Income tax payable	533	785
Obligations under capital lease	440	532
Other current liabilities	16,755	22,150
Deferred revenue	113,932	113,821
Total current liabilities	151,634	158,749
Deferred revenue	36,961	27,636
Deferred income taxes	7,132	6,173
Obligations under capital lease	1,934	2,027
Other long-term liabilities	524	1,384
Total liabilities	198,185	195,969
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,800 and 23,451 shares issued and 22,800 and 22,451 shares outstanding at September 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	194,348	190,827
Accumulated loss	(181,256)	(177,344)
Accumulated other comprehensive loss	(3,086)	(3,709)
Treasury stock, at cost, 1,000 and 1,000 shares at September 30, 2017 and December 31, 2016, respectively	(11,435)	(11,435)
Total stockholders' deficit	(1,427)	(1,659)
Total liabilities and stockholders' deficit	$196,758	$194,310

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Subscription and service	$42,117	$39,027	$125,552	$114,755
Product	4,089	9,666	14,252	27,656
Total revenue	46,206	48,693	139,804	142,411
Cost of revenue:
Cost of subscription and service revenue	6,499	5,910	19,091	16,888
Cost of product revenue	2,949	2,461	6,089	7,495
Total cost of revenue	9,448	8,371	25,180	24,383
Gross profit	36,758	40,322	114,624	118,028
Operating expenses:
Sales and marketing	23,654	27,161	71,859	86,694
Research and development	6,381	6,347	19,143	19,666
General and administrative	9,035	9,969	25,654	30,864
Impairment	—	1,028	—	3,930
Lease abandonment and termination	—	—	—	30
Total operating expenses	39,070	44,505	116,656	141,184
Loss from operations	(2,312)	(4,183)	(2,032)	(23,156)
Other income and (expense):
Interest income	13	11	43	34
Interest expense	(138)	(120)	(383)	(353)
Other income and (expense)	85	633	821	2,788
Total other income and (expense)	(40)	524	481	2,469
Loss before income taxes	(2,352)	(3,659)	(1,551)	(20,687)
Income tax expense	879	1,793	2,361	1,250
Net loss	$(3,231)	$(5,452)	$(3,912)	$(21,937)
Loss per share:
Basic	$(0.14)	$(0.25)	$(0.18)	$(1.00)
Diluted	$(0.14)	$(0.25)	$(0.18)	$(1.00)
Common shares and equivalents outstanding:
Basic weighted average shares	22,285	21,993	22,220	21,936
Diluted weighted average shares	22,285	21,993	22,220	21,936

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,231)	$(5,452)	$(3,912)	$(21,937)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock-based compensation expense	1,552	1,639	3,058	3,457
Gain on foreign currency transactions	(9)	(488)	(461)	(2,831)
Bad debt (recovery) expense	157	191	(143)	471
Depreciation and amortization	3,015	3,226	9,077	9,812
Deferred income tax expense	333	349	963	857
Loss on disposal of equipment	5	96	5	132
Amortization of deferred financing fees	82	71	238	203
Loss on impairment	—	1,028	—	3,930
Loss from equity method investments	—	6	100	46
Gain on sale of subsidiary	—	—	(506)	—
Net change in:
Restricted cash	(7)	6	365	(354)
Accounts receivable	(1,837)	(3,177)	2,358	8,912
Inventory	1,673	(101)	2,605	(723)
Deferred sales commissions	(1,806)	(1,429)	321	552
Prepaid expenses and other current assets	(209)	998	(880)	(705)
Income tax receivable or payable	(51)	1,238	(296)	48
Other assets	(125)	39	67	365
Accounts payable	(830)	707	(2,084)	(923)
Accrued compensation	3,842	1,762	445	3,423
Other current liabilities	(849)	(7,156)	(6,501)	(13,077)
Other long-term liabilities	(265)	206	(750)	43
Deferred revenue	15,865	12,720	8,608	2,353
Net cash provided by (used in) operating activities	17,305	6,479	12,677	(5,946)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,510)	(3,694)	(8,903)	(9,628)
Proceeds from sale of fixed assets	—	—	2	38
Proceeds from the sale of subsidiary	—	—	110	—
Net cash used in investing activities	(3,510)	(3,694)	(8,791)	(9,590)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	22	10	463	47
Payment of deferred financing costs	(89)	(82)	(232)	(182)
Payments under capital lease obligations	(109)	(102)	(453)	(440)
Net cash used in financing activities	(176)	(174)	(222)	(575)
Increase (decrease) in cash and cash equivalents	13,619	2,611	3,664	(16,111)
Effect of exchange rate changes in cash and cash equivalents	161	(95)	288	550
Net increase (decrease) in cash and cash equivalents	13,780	2,516	3,952	(15,561)
Cash and cash equivalents—beginning of period	26,367	29,705	36,195	47,782
Cash and cash equivalents—end of period	$40,147	$32,221	$40,147	$32,221

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP net loss	$(3,231)	$(5,452)	$(3,912)	$(21,937)
Total other non-operating income, net	40	(524)	(481)	(2,469)
Income tax expense (benefit)	879	1,793	2,361	1,250
Impairment	—	1,028	—	3,930
Depreciation and amortization	3,015	3,226	9,077	9,812
Stock-based compensation	1,552	1,639	3,058	3,457
Restructuring expenses	196	162	1,181	5,183
Lease abandonment and termination	—	—	—	30
Strategy consulting expense	—	458	169	1,379
Other EBITDA adjustments	248	85	303	272
Adjusted EBITDA*	$2,699	$2,415	$11,756	$907

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$17,305	$6,479	$12,677	$(5,946)
Purchases of property and equipment	(3,510)	(3,694)	(8,903)	(9,628)
Free cash flow*	$13,795	$2,785	$3,774	$(15,574)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2016	Jun 30 2016	Sep 30 2016	Dec 31 2016	Dec 31 2016	Mar 31 2017	Jun 30 2017	Sep 30 2017
Revenue by Segment (in thousands, except percentages)

Literacy	7,577	7,950	8,786	9,810	34,123	10,170	10,370	11,028
Enterprise & Education Language	18,331	17,490	18,336	17,926	72,083	16,500	17,260	16,529
Consumer	22,094	20,276	21,571	23,942	87,883	21,023	18,275	18,649
Total	48,002	45,716	48,693	51,678	194,089	47,693	45,905	46,206

YoY Growth (%)
Literacy	82%	68%	52%	35%	56%	34%	30%	26%
Enterprise & Education Language	(4)%	(6)%	(6)%	(6)%	(5)%	(10)%	(1)%	(10)%
Consumer	(37)%	(28)%	(12)%	(25)%	(27)%	(5)%	(10)%	(14)%
Total	(18)%	(11)%	(2)%	(11)%	(11)%	(1)%	—%	(5)%

% of Total Revenue
Literacy	16%	17%	18%	19%	18%	21%	22%	24%
Enterprise & Education Language	38%	38%	38%	35%	37%	35%	38%	36%
Consumer	46%	45%	44%	46%	45%	44%	40%	40%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	39,795	37,626	41,042	44,352	162,815	41,241	39,384	39,661
International	8,207	8,090	7,651	7,326	31,274	6,452	6,521	6,545
Total	48,002	45,716	48,693	51,678	194,089	47,693	45,905	46,206

Revenues by Geography (as a %)
United States	83%	82%	84%	86%	84%	86%	86%	86%
International	17%	18%	16%	14%	16%	14%	14%	14%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.